Calculation of Filing Fee Tables

Form S-8

(Form Type)

IntelGenx Technologies Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.00001 per share, issuable under the IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan	Rule 457(c) and Rule 457(h)	3,366,452 (1)	$0.145(2)	$488,136 (2)	0.0001476	$73
Total Offering Amounts					$488,136		$73
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$73

(1)  This Registration Statement covers, in addition to the number of shares of common stock, $0.00001 par value (the "Common Stock") of IntelGenx Technologies Corp., stated above, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), an additional indeterminate number of Common Stock that may be offered or issued as a result of one or more adjustments under the IntelGenx Technologies Corp. Performance and Restricted Share Unit Plan (the "Plan") to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)  Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the Maximum Aggregate Offering Price with respect to Common Stock issuable under the Plan, is calculated as the product of 3,366,452 shares of Common Stock issuable or reserved under the Plan multiplied by the average of the bid and asked price for the Common Stock as reported on the OTCQB Venture Market on December 8, 2023.